Exhibit 99.1

Galectin Therapeutics Announces First Patient Dosed in Cohort 1 of Phase 1B Clinical

Trial of GR-MD-02 in Combination with Ipilimumab in Metastatic Melanoma

Trial Conducted by Providence Portland Medical Center,

a Leading Cancer Immunotherapy Research Institute

Norcross, Ga. (July 22, 2014) – Galectin Therapeutics Inc. (NASDAQ: GALT), the leading developer of therapeutics that target galectin proteins to treat fibrosis and cancer, today announced that the first patient has been dosed in cohort 1 of the Company’s Phase 1B clinical trial evaluating GR-MD-02 in combination with ipilimumab (Yervoy®) in patients with metastatic melanoma. Providence Portland Medical Center’s Earle A. Chiles Research Institute (EACRI), a leader in immunotherapy research and translational clinical trials in melanoma and other cancers, is conducting the study under principal investigator Brendan D. Curti, M.D.

The study employs a 3+3 Phase 1 design with dose escalation of GR-MD-02, a galectin inhibitor, in conjunction with the standard therapeutic dose of ipilimumab in patients with advanced melanoma for whom ipilimumab would be considered standard of care. Cohort 1, which seeks to enroll at least 3 patients (and up to 6 should there be drug associated adverse events), will utilize 1 mg/kg of GR-MD-02 administered one hour before 3 mg/kg of ipilimumab on days 1, 22, 43 and 65. Researchers will assess the effects of GR-MD-02 with ipilimumab on melanoma response by inducing proliferation, activation and memory function of CD8+ T cells. In addition to monitoring for toxicity and clinical response, blood samples will be obtained to assess immunologic measures relevant to galectin biology and ipilimumab T-cell check-point inhibition. Tumor volume will be assessed by immune response RECIST criteria. Additional trial details can be found at http://www.clinicaltrials.gov/ct2/show/NCT02117362?term=NCT02117362&rank=1

“Preclinical data have shown that GR-MD-02 holds immense potential for increasing the effectiveness of other therapies and may be an important approach in enhancing cancer immunotherapy,” said Dr. Peter G. Traber, President, Chief Executive Officer and Chief Medical Officer, Galectin Therapeutics. “This Phase 1B clinical trial is a significant step in investigating a new treatment option for advanced melanoma, the most deadly form of skin cancer.”

GR-MD-02 is Galectin Therapeutics’ proprietary molecule that binds to and inhibits galectin proteins, predominantly galectin-3. A preclinical study led by tumor immunology expert William L. Redmond, Ph.D., of EACRI found that GR-MD-02 increased tumor shrinkage and enhanced survival in immune competent mice with prostate and breast cancers when combined with one of the immune checkpoint inhibitors, anti-CTLA-4 or anti-PD-1. These findings suggest a role for GR-MD-02 in cancer immunotherapy.

“Dr. Redmond’s preclinical work suggests a role for GR-MD-02 in cancer immunotherapy,” said Dr. Curti, the trial’s principal investigator, a medical oncologist and director of the Providence Biotherapy Program at EACRI. “This Phase 1B trial will build on this momentum and significantly contribute to our scientific understanding of the effects of GR-MD-02 in combination with ipilimumab in metastatic melanoma.”

Galectin Therapeutics is providing its proprietary compound GR-MD-02 to EACRI researchers, as well as supplying researchers with supporting analysis of the pharmacokinetics of GR-MD-02 and the right to reference the Company’s open IND on GR-MD-02.

YERVOY ® is a registered trademark of Bristol-Myers Squibb Company.

About Metastatic Melanoma

Melanoma, the most dangerous form of skin cancer, is one of the most widespread cancers among young adults. Metastatic melanoma occurs when the cancer cells spread (or metastasize) through the lymph nodes to other parts of the body. The liver, lungs, bones and brain are most often affected by these metastases. The American Cancer Society estimates that there were over 76,000 new diagnoses and 9,100 deaths from melanoma in the United States in 2012.

About Robert W. Franz Cancer Research Center, Earle A. Chiles Research Institute (EACRI), Providence Cancer Center, Portland Oregon

Providence Cancer Center, a part of Providence Health & Services, offers the latest in cancer services, including diagnostic, treatment, prevention, education, support and internationally renowned research. The Earle A. Chiles Research Institute at Providence Cancer Center is one of 10 research institutions selected to form the (BMS) International Immuno-Oncology Network. This global collaboration will focus on helping the body’s own immune system fight cancer and bring more clinical trials to more patients in our community than ever before.

About Galectin Therapeutics

Galectin Therapeutics (Nasdaq:GALT) is developing promising carbohydrate-based therapies for the treatment of fibrotic liver disease and cancer based on the Company’s unique understanding of galectin proteins, key mediators of biologic function. We are leveraging extensive scientific and development expertise as well as established relationships with external sources to achieve cost effective and efficient development. We are pursuing a clear development pathway to clinical enhancement and commercialization for our lead compounds in liver fibrosis and cancer. Additional information is available at www.galectintherapeutics.com.

Forward Looking Statements

This press release contains, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or future financial performance, and use words such as “may,” “estimate,” “could,” “expect” and others. They are based on our current expectations and are subject to factors and uncertainties which could cause actual results to differ materially from those described in the statements. These statements include those regarding preclinical data, our clinical trials, our drug development program, and potential benefits and therapeutic roles related to GR-MD-02. Factors that could cause our actual performance to differ materially from those discussed in the forward-looking statements include, among others, that our plans, expectations and goals regarding any preclinical data and potential therapeutic uses and benefits of our drugs and any future pre-clinical or clinical studies are subject to factors beyond our control. Our clinical trials may not be successful and may be significantly delayed due to factors beyond our control, including potential difficulty in enrolling patients. Preclinical data and results are not necessarily indicative of future results. Future clinical studies may not begin or produce positive results in a timely fashion, if at all, and could prove time consuming and costly. Plans regarding development, approval and marketing of any of our drugs are subject to change at any time based on the changing needs of our company as determined by management and regulatory agencies. Regardless of the results of current or future studies, we may be unsuccessful in developing partnerships with other companies or obtaining capital that would allow us to further develop and/or fund any studies or trials. To date, we have incurred operating losses since our inception, and our ability to successfully develop and market drugs may be impacted by our ability to manage costs and finance our continuing operations. For a discussion of additional factors impacting our business, see our Annual Report on Form 10-K for the year ended December 31, 2013, and our subsequent filings with the SEC. You should not place undue reliance on forward-looking statements. Although subsequent events may cause our views to change, we disclaim any obligation to update forward-looking statements.

CONTACT: Galectin Therapeutics Inc.

Peter G. Traber, MD, 678-620-3186

President, CEO, & CMO

ir@galectintherapeutics.com